UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.___) Filed by the Registrant☒ Filed by a Party other than the Registrant☐ Check the appropriate box: ☐ Preliminary Proxy Statement ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) ☐ Definitive Proxy Statement ☒ Definitive Additional Materials ☐ Soliciting Material under §240.14a-12 GUIDEWIRE SOFTWARE, INC. (Name of Registrant as Specified in its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check all boxes that apply): ☒ No fee required. ☐ Fee paid previously with preliminary materials. ☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

970 Park Pl, Suite 200 San Mateo, CA 94403 USA main 650-357-9100 fax 650-357-9101 December 1, 2023 Dear Stockholder, On November 2, 2023, Guidewire Software, Inc. (the “Company”) filed its definitive proxy statement (the “Proxy Statement”) for its 2023 Annual Meeting of Stockholders to be held on December 19, 2023 (the “2023 Annual Meeting”) with the U.S. Securities and Exchange Commission (the “SEC”). In connection with the 2023 Annual Meeting, stockholders are being asked to, among other proposals, elect Margaret Dillon, as described in “Proposal One: Election of Directors” in the Proxy Statement. On November 27, 2023, Glass Lewis, a proxy advisory firm, issued voting recommendations relating to the Annual Meeting. Glass Lewis recommended voting against Ms. Dillon’s nomination for election to the board of directors based on what they deemed to be insufficient disclosure of board demographic information. The Company now makes this Report Feedback Statement in response to Glass Lewis’ analysis of the nomination of Ms. Dillon and provides supplemental disclosure in Exhibit A hereto, which will be filed with the SEC as of the date hereof. The Company requests stockholders consider this supplement as they review the Glass Lewis report, as we have provided additional clarity to the previous disclosures. The Company expects to evolve and enhance its disclosures about board diversity in response to feedback from you, our stockholders. Sincerely, Winston King Chief Administrative Officer, General Counsel, and Secretary guidewire.com 1

Exhibit A

GUIDEWIRE SOFTWARE, INC.
970 Park Pl, Suite 200, San Mateo, California 94403

Supplement to the Proxy Statement Dated November 2, 2023 for the Guidewire Software, Inc. Annual Meeting of Stockholders to be held on December 19, 2023

Explanatory Note

This supplement (the "Supplement") supplements the definitive proxy statement filed by Guidewire Software, Inc. (the "Company") on November 2, 2023 (the "Proxy Statement") in connection with its 2023 Annual Meeting of Stockholders to be held on December 19, 2023 (the "2023 Annual Meeting").

Supplemental Disclosures

In response to recent feedback from a proxy advisory firm, the Company is providing additional clarity regarding its directors' diversity.

The Company expects to evolve and enhance its disclosures about Board diversity in response to feedback from stockholders. The following tables provide information concerning the Company's director nominees as self-reported during our fiscal year 2023.

Average Director Age	Average Director Tenure	Board Diversity in Gender	Board Diversity in Underrepresented Communities[11]
60 years	6.46 years	37.50% (three of eight directors self-identified as women)	25.00% (two of eight directors self-identified as members of underrepresented communities)

Board Skill	Marcus S. Ryu	Paul Lavin	Mike Rosenbaum	David S. Bauer	Margaret Dillon	Michael C. Keller	Catherine P. Lego	Rajani Ramanathan
Scaling a SaaS business[1]	X		X	X				X
Modern cloud technologist[2]			X	X				X
Cybersecurity and infrastructure[3]			X	X		X		X
Insurance industry[4]	X	X	X		X	X		
Enterprise sales[5]	X	X	X			X		
Investment[6]			X	X	X		X	X
CEO experience[7]	X	X	X					
Financial[8]	X	X			X		X	
People and compensation[9]	X	X	X		X	X	X	X
Governance, risk, and compliance[10]	X	X	X	X	X	X	X	X

GUIDEWIRE

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	Marcus S. Ryu	Paul Lavin	Mike Rosenbaum	David S. Bauer	Margaret Dillon	Michael C. Keller	Catherine P. Lego	Rajani Ramanathan
Years on Board	22	10	4	1	4	4	4	2
Age	50	61	52	63	64	63	67	56
Gender	M	M	M	M	F	M	F	F
Self-identify as member of an underrepresented community(11)	Y (Asian)	N	N	N	N	N	N	Y (Asian)
Veteran/Military Service(12)	N	N	Y	N	N	N	N	N

(1) Experience growing successful SaaS companies, including scale, margin expansion, and maturity.

(2) Knowledge and experience in technology architecture, including SaaS, cloud-based platforms, integrated solutions, and customers' data journey.

(3) Insight in cybersecurity risk, technology infrastructure, business prioritization, and customer drivers.

(4) Insight and experience in the P&C Insurance Industry globally.

(5) Knowledge and experience managing sales and selling core enterprise software/SaaS offerings.

(6) Experience creating long-term value through investment, acquisitions, and growth strategies.

(7) Expertise shaping strategy, performance, prioritization, and scale leadership.

(8) Experience in financial strategy, accounting, and reporting.

(9) Expertise in aligning company customer, performance, rewards, and talent with strategy as well as remote and flexible work strategies.

(10) Experience in public company corporate governance, privacy, compliance, policy, activism, and creating long-term sustainable value.

(11) The term "underrepresented community," as used herein, means Black, African American, Hispanic, Latinx, Asian, Pacific Islander, Native American, Native Hawaiian, Alaska Native, Two or More Races, or LGBTQ+.

(12) The term "Veteran/Military Service" as used herein, means current full-time active duty with the U.S. Armed Forces, or any past service on active duty in the U.S. Armed Forces, Reserves, or National Guard.

Except as described above, this Supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement. The Proxy Statement contains important information, and this Supplement should be read in conjunction with the Proxy Statement. The Proxy Statement, this Supplement and the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2023 are available at ***www.proxyvote.com***.

Proxy Voting

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you have not already voted, you are urged to vote as soon as possible. If you would like to change or revoke your prior vote on any proposal or to vote, please refer to the Proxy Statement for instructions on how to do so.

The 2023 Annual Meeting will be held virtually via a live interactive audio webcast on the Internet. You will be able to vote and submit your questions while attending the 2023 Annual Meeting online at ***www.virtualshareholdermeeting.com/GWRE2023***.

GUIDEWIRE

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